Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Third Quarter 2012 Results
Dallas, October 22, 2012: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported third quarter 2012 adjusted earnings per share of $0.93. This compares with $1.27 in the prior year period. Increased volumes and expanded operating margins in the company's portfolio of businesses focused on customer-oriented solutions, which includes Advanced Engineered Materials, and Consumer and Industrial Specialties, were offset by lower margins in Acetyl Intermediates due to continued soft demand and lower pricing across acetyl products and derivatives. Diluted earnings per share from continuing operations for the quarter were $0.74 compared with $1.05 last year.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data) - Unaudited	2012	2011	2012	2011
Net sales	1,609	1,807	4,917	5,149
Operating profit (loss)	163	196	425	593
Net earnings (loss) attributable to Celanese Corporation	117	167	510	512
Operating EBITDA [1]	298	374	955	1,119
Diluted EPS - continuing operations	$0.74	$1.05	$3.21	$3.21
Diluted EPS - total	$0.73	$1.05	$3.20	$3.22
Adjusted EPS [2]	$0.93	$1.27	$3.13	$3.89
1 Non-U.S. GAAP measure. See reconciliation in Table 1A.
2 Non-U.S. GAAP measure. See reconciliation in Table 6.
"Celanese delivered on its commitments with a solid quarter amid a challenging economic environment. Our customer-oriented solution businesses generated strong results, reflecting the value we provide to our customers, but demand for acetyl products and derivatives remained at trough-like conditions. The Advanced Engineered Materials and Consumer Specialties businesses each expanded operating EBITDA margins sequentially and year-over-year, excluding affiliate earnings," said Mark Rohr, chairman and chief executive officer. "Celanese's strong operating cash flow in the third quarter enabled the company to improve its net debt position by $124 million from the prior quarter. We will continue to pursue our balanced capital deployment strategy to optimize value for our shareholders."
Operating profit for the quarter was $163 million compared with $196 million in the prior year on expanded operating margins in the company's customer-oriented solution businesses which were offset by lower margins in Acetyl Intermediates. The tax rate and diluted share count for adjusted earnings per share in the third quarter were 17 percent and 160.1 million, respectively. Net earnings were $117 million in the third quarter of 2012 compared with the prior year results of $167 million.

Net sales in the third quarter were $1,609 million compared to $1,807 million in the prior year. The company's portfolio of customer-oriented solution businesses delivered increased year-over-year volumes, but the lower sales in the quarter were primarily driven by lower pricing in its Acetyl Intermediates and Industrial Specialties businesses, as well as unfavorable currency impacts across the company.
Recent Highlights

•
Started up the company's technology development unit for ethanol production at its facility in Clear Lake, Texas. The unit will support the company's continuing development of TCX® ethanol process technology for customers in both industrial-grade and fuel ethanol.

•
Announced the company's new CelFXTM matrix technology for filter media. CelFXTM provides a flexible additive platform for innovation that allows our customers increased filter design flexibility, improved constituent reduction and supports a broad choice for enhancement additives.

•	Increased the company's share repurchase authorization to $400 million. As of September 30, 2012, the company had $136 million remaining under its previous authorization.
Third Quarter Business Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials delivered sustained results despite the impact of weaker economic conditions in Europe. Net sales were $322 million compared with $332 million in the prior year period. Pricing was up by 3 percent, reflecting the value of its innovative, customer-oriented solutions. Net sales, however, were negatively impacted by unfavorable currency. Stronger volumes in the Americas and Asia were more than offset by softer European demand across the majority of its product lines. Operating EBITDA was $109 million compared with $112 million in the prior year period as the higher pricing was offset by lower equity earnings and currency impacts. Equity earnings from the company's affiliates were $45 million compared with $52 million in the prior year period, driven by lower methyl tertiary-butyl ether (MTBE) pricing in the company's Ibn Sina affiliate. Operating profit in the third quarter of 2012 was $43 million compared with $14 million in the same period last year, primarily due to other charges and other adjustments in the third quarter of 2011 related to the company's startup and expansion of its polyacetal (POM) facility in Frankfurt Hoechst Industrial Park, Germany.
Consumer Specialties
Consumer Specialties delivered improved year-over-year performance reflecting the value-added applications it provides to its global customer base. Net sales increased to $314 million compared with $298 million in the same period last year, primarily driven by 6 percent higher year-over-year pricing on continued strong global demand. Operating EBITDA was $87 million compared with $78 million in the same period last year as operating EBITDA margins expanded on the higher pricing. Operating profit in the quarter increased to $70 million from $66 million last year.
Industrial Specialties
Industrial Specialties' net sales in the third quarter of 2012 were $297 million compared with $332 million in the prior year period. Volumes increased by 2 percent year-over-year, primarily due to increased demand in North America and Asia, partially offset by lower European volumes. However, pricing in the quarter was lower than the prior year period due to weaker demand in its Ethylene Vinyl Acetate (EVA) applications and lower raw material costs. Third quarter results were also negatively impacted by the Euro. Operating EBITDA was $36 million compared with $43 million in the prior year period as record results in Emulsions this quarter were more than offset by lower demand for EVA applications. Operating profit in the third quarter of 2012 was $23 million compared with $30 million in the prior year period.
Acetyl Intermediates
Acetyl Intermediates' net sales in the third quarter of 2012 were $785 million compared with $975 million in the same period last year, primarily due to lower pricing and demand across the acetyl chain, as well as negative currency impacts. The lower pricing in the period reflects continued weak economic conditions in Europe and Asia which contributed to softer global demand for acetyl products. Additionally, temporarily elevated industry utilization in the third quarter of 2011 due to planned and unplanned outages of acetyl producers resulted in higher industry pricing in the prior year period. Operating EBITDA in the third quarter of 2012 was $91 million compared with $168 million in the same period last year, primarily due to the lower pricing which was partially offset by lower raw material costs. Operating profit in the current period was $62 million compared with $128 million in the same period last year.
Taxes
The tax rate for adjusted earnings per share was 17 percent in the third quarter of 2012 and the third quarter of 2011. The effective tax rate for continuing operations for the third quarter of 2012 was 31 percent compared with 17 percent in the same period last year. The higher effective tax rate in the third quarter of 2012 was primarily due to changes in uncertain tax positions. Net cash taxes paid were $54 million in the first nine months of 2012 which were comparable with $48 million in the first nine months of 2011.
Strategic Investments
Earnings from equity investments, which are reflected in the company's earnings and operating EBITDA, were $50 million in the third quarter of 2012, a $7 million decrease from the prior year period primarily due to lower MTBE pricing in the company's Ibn Sina affiliate. The cash flow impact of equity investments was $37 million, a $10 million decrease from the prior year period, also related to the company's Ibn Sina affiliate.
Cash Flow
During the first nine months of 2012, the company generated $661 million in cash from operating activities, an $180 million increase from the same period last year, primarily driven by lower trade working capital versus the prior year period. Cash used in investing activities during the first nine months of 2012 was $397 million compared with $296 million in the same period last year. The 2012 results include the company's acquisition of two product lines from Ashland Inc. and investments in other productive assets. In 2011, we received the final payment of $158 million associated with the relocation of our POM operations in Germany, partially offset by lower related capital expenditures in the current period. Net cash used in financing activities during the first nine months of 2012 was $21 million compared with $224 million in the prior year period. During the second quarter of 2011, the company used a net of $116 million to prepay a portion of one of its term loan facilities. Net debt at the end of the third quarter of 2012 was $2,052 million, a $283 million decrease from the end of 2011.

Outlook
"We expect the challenging global economic environment will continue into 2013. Despite this and normal seasonality, we expect fourth quarter 2012 adjusted earnings will be modestly higher than the prior year, reflecting the progress we are making on actions that are within our control. For 2013, we expect earnings growth will be driven by Celanese-specific initiatives and be consistent with our long-term growth objectives of 12 to 14 percent," said Rohr. "We will continue to focus on technology platforms that expand the company's addressable opportunities and invest in technology innovation that enhances our growth prospects."
The company's earnings presentation and prepared remarks related to the third quarter results will be posted on its website at www.celanese.com in the investor section after market close on October 22.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Linda Beheler	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4924	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Linda.Beheler@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products that are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,600 employees worldwide and had 2011 net sales of $6.8 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com or the company's blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technology, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, including the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects the following performance measures: operating EBITDA, business operating EBITDA, affiliate EBITDA and proportional affiliate EBITDA, adjusted earnings per share and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information

•
Operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company's incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•
Business operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company's operations without regard to the financial impact of its equity and cost investments.

•
Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. Proportional affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•
Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

•
Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company's capital structure. Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates' net debt.

Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except share and per share data)	2012	2011	2012	2011
Net sales	1,609	1,807	4,917	5,149
Cost of sales	(1,285)	(1,406)	(3,992)	(3,987)
Gross profit	324	401	925	1,162
Selling, general and administrative expenses	(121)	(140)	(379)	(408)
Amortization of intangible assets	(12)	(17)	(38)	(50)
Research and development expenses	(24)	(24)	(76)	(72)
Other (charges) gains, net	2	(24)	(1)	(39)
Foreign exchange gain (loss), net	(4)	1	(4)	1
Gain (loss) on disposition of businesses and asset, net	(2)	(1)	(2)	(1)
Operating profit (loss)	163	196	425	593
Equity in net earnings (loss) of affiliates	50	57	163	146
Interest expense	(44)	(54)	(134)	(166)
Refinancing expense	—	—	—	(3)
Interest income	—	1	1	2
Dividend income - cost investments	1	1	85	80
Other income (expense), net	3	—	4	9
Earnings (loss) from continuing operations before tax	173	201	544	661
Income tax (provision) benefit	(54)	(34)	(32)	(151)
Earnings (loss) from continuing operations	119	167	512	510
Earnings (loss) from operation of discontinued operations	(3)	—	(3)	3
Gain (loss) on disposition of discontinued operations	—	—	—	—
Income tax (provision) benefit, discontinued operations	1	—	1	(1)
Earnings (loss) from discontinued operations	(2)	—	(2)	2
Net earnings (loss)	117	167	510	512
Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to Celanese Corporation	117	167	510	512
Cumulative preferred stock dividends	—	—	—	—
Net earnings (loss) available to common shareholders	117	167	510	512
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	0.75	1.07	3.24	3.27
Discontinued operations	(0.01)	—	(0.01)	0.01
Net earnings (loss) - basic	0.74	1.07	3.23	3.28
Earnings (loss) per common share - diluted
Continuing operations	0.74	1.05	3.21	3.21
Discontinued operations	(0.01)	—	(0.01)	0.01
Net earnings (loss) - diluted	0.73	1.05	3.20	3.22
Weighted average shares (in millions)
Basic	159.1	156.2	157.9	156.1
Diluted	160.1	159.0	159.6	159.0

Consolidated Balance Sheets - Unaudited

(in $ millions)	As of	As of
	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash & cash equivalents	928	682
Trade receivables - third party and affiliates, net	932	871
Non-trade receivables, net	188	235
Inventories	711	712
Deferred income taxes	106	104
Marketable securities, at fair value	56	64
Other assets	47	35
Total current assets	2,968	2,703
Investments in affiliates	775	824
Property, plant and equipment, net	3,295	3,269
Deferred income taxes	539	421
Other assets	446	344
Goodwill	768	760
Intangible assets, net	174	197
Total assets	8,965	8,518
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	141	144
Trade payables - third party and affiliates	685	673
Other liabilities	507	539
Deferred income taxes	19	17
Income taxes payable	43	12
Total current liabilities	1,395	1,385
Long-term debt	2,839	2,873
Deferred income taxes	131	92
Uncertain tax positions	189	182
Benefit obligations	1,354	1,492
Other liabilities	1,142	1,153
Commitments and contingencies
Stockholders' equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(897)	(860)
Additional paid-in capital	731	627
Retained earnings	2,903	2,424
Accumulated other comprehensive income (loss), net	(822)	(850)
Total Celanese Corporation stockholders' equity	1,915	1,341
Noncontrolling interests	—	—
Total equity	1,915	1,341
Total liabilities and equity	8,965	8,518

Table 1
Business Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended			Nine Months Ended
	June 30,	September 30,		September 30,
(in $ millions)	2012	2012	2011	2012	2011
Net Sales
Advanced Engineered Materials	323	322	332	962	1,006
Consumer Specialties	327	314	298	905	855
Industrial Specialties	327	297	332	933	951
Acetyl Intermediates	821	785	975	2,458	2,702
Other Activities [1]	—	—	—	—	1
Intersegment eliminations	(123)	(109)	(130)	(341)	(366)
Total	1,675	1,609	1,807	4,917	5,149
Operating Profit (Loss)
Advanced Engineered Materials	21	43	14	85	79
Consumer Specialties	75	70	66	184	168
Industrial Specialties	34	23	30	76	83
Acetyl Intermediates	77	62	128	199	392
Other Activities [1]	(43)	(35)	(42)	(119)	(129)
Total	164	163	196	425	593
Other Charges and Other Adjustments [2]
Advanced Engineered Materials	10	(8)	18	5	52
Consumer Specialties	(1)	7	3	23	18
Industrial Specialties	—	—	—	2	—
Acetyl Intermediates	1	7	12	10	(7)
Other Activities [1]	9	—	10	17	17
Total	19	6	43	57	80
Depreciation and Amortization Expense [3]
Advanced Engineered Materials	28	29	27	84	65
Consumer Specialties	10	10	9	29	27
Industrial Specialties	13	13	12	39	34
Acetyl Intermediates	19	20	25	59	75
Other Activities [1]	4	3	4	10	10
Total	74	75	77	221	211
Business Operating EBITDA
Advanced Engineered Materials	59	64	59	174	196
Consumer Specialties	84	87	78	236	213
Industrial Specialties	47	36	42	117	117
Acetyl Intermediates	97	89	165	268	460
Other Activities [1]	(30)	(32)	(28)	(92)	(102)
Total	257	244	316	703	884
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	55	45	53	143	127
Consumer Specialties	84	—	—	85	80
Industrial Specialties	—	—	1	—	1
Acetyl Intermediates	2	2	3	5	7
Other Activities [1]	4	7	1	19	20
Total	145	54	58	252	235
Operating EBITDA
Advanced Engineered Materials	114	109	112	317	323
Consumer Specialties	168	87	78	321	293
Industrial Specialties	47	36	43	117	118
Acetyl Intermediates	99	91	168	273	467
Other Activities [1]	(26)	(25)	(27)	(73)	(82)
Total	402	298	374	955	1,119
1 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.
2 See Table 7 for details.
3 Excludes accelerated depreciation and amortization expense included in Other Charges and Other Adjustments above. See Table 1A for details.

Table 1A
Reconciliation of Consolidated Net Earnings (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended			Nine Months Ended
	June 30,	September 30,		September 30,
(in $ millions)	2012	2012	2011	2012	2011
Net earnings (loss) attributable to Celanese Corporation	210	117	167	510	512
(Earnings) loss from discontinued operations	—	2	—	2	(2)
Interest income	—	—	(1)	(1)	(2)
Interest expense	45	44	54	134	166
Refinancing expense	—	—	—	—	3
Income tax provision (benefit)	54	54	34	32	151
Depreciation and amortization expense [2]	74	75	77	221	211
Other charges (gains), net [1]	3	(2)	24	1	39
Other adjustments [1]	16	8	19	56	41
Operating EBITDA	402	298	374	955	1,119
Detail by Business Segment
Advanced Engineered Materials	114	109	112	317	323
Consumer Specialties	168	87	78	321	293
Industrial Specialties	47	36	43	117	118
Acetyl Intermediates	99	91	168	273	467
Other Activities [3]	(26)	(25)	(27)	(73)	(82)
Operating EBITDA	402	298	374	955	1,119
1 See Table 7 for details.
2 Excludes accelerated depreciation and amortization expense as detailed in the table below and included in Other adjustments above.
3 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

	Three Months Ended			Nine Months Ended
	June 30,	September 30,		September 30,
(in $ millions)	2012	2012	2011	2012	2011
Advanced Engineered Materials	—	—	—	—	3
Consumer Specialties	1	3	—	4	7
Industrial Specialties	—	—	—	2	—
Acetyl Intermediates	—	—	—	—	—
Other Activities [3]	—	—	—	—	—
Accelerated depreciation and amortization expense	1	3	—	6	10
Depreciation and amortization expense [2]	74	75	77	221	211
Total depreciation and amortization expense	75	78	77	227	221

Table 2
Factors Affecting Business Segment Net Sales - Unaudited

Three Months Ended September 30, 2012 Compared to Three Months Ended September 30, 2011

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	(1)	3	(5)	—	(3)
Consumer Specialties	—	6	(1)	—	5
Industrial Specialties	2	(8)	(5)	—	(11)
Acetyl Intermediates	(5)	(11)	(3)	—	(19)
Total Company	(2)	(6)	(4)	1	(11)

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	(3)	3	(4)	—	(4)
Consumer Specialties	—	7	(1)	—	6
Industrial Specialties	4	(2)	(4)	—	(2)
Acetyl Intermediates	2	(8)	(3)	—	(9)
Total Company	1	(3)	(3)	—	(5)

Table 3
Cash Flow Information - Unaudited

	Nine Months Ended
	September 30,
(in $ millions)	2012	2011
Net cash provided by operating activities	661	481
Net cash (used in) investing activities [1]	(397)	(296)
Net cash (used in) financing activities	(21)	(224)
Exchange rate effects on cash and cash equivalents	3	3
Cash and cash equivalents at beginning of period	682	740
Cash and cash equivalents at end of period	928	704
1 2012 and 2011 include $43 million and $174 million, respectively, of capital expenditures related to the relocation of our Kelsterbach, Germany POM operations. 2011 includes $158 million of cash proceeds related to the settlement with the Frankfurt, Germany Airport to move our POM operations from Kelsterbach, Germany.

Table 4
Cash Dividends Received - Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2012	2011	2012	2011
Dividends from equity investments	37	47	222	165
Dividends from cost investments	1	1	85	80
Total	38	48	307	245

Table 5
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	As of	As of	As of
(in $ millions)	June 30, 2012	September 30, 2012	December 31, 2011
Short-term borrowings and current installments of long-term debt - third party and affiliates	131	141	144
Long-term debt	2,845	2,839	2,873
Total debt	2,976	2,980	3,017
Less: Cash and cash equivalents	800	928	682
Net debt	2,176	2,052	2,335

Table 6
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in $ millions, except share and per share data)	2012		2011		2012		2011
		per share		per share		per share		per share
Earnings (loss) from continuing operations	119	0.74	167	1.05	512	3.21	510	3.21
Deduct: Income tax (provision) benefit	(54)		(34)		(32)		(151)
Earnings (loss) from continuing operations before tax	173		201		544		661
Other charges and other adjustments [1]	6		43		57		80
Refinancing - related expenses	—		(1)		—		5
Adjusted earnings (loss) from continuing operations before tax	179		243		601		746
Income tax (provision) benefit on adjusted earnings [2]	(30)		(41)		(102)		(127)
Less: Noncontrolling interests	—		—		—		—
Adjusted earnings (loss) from continuing operations	149	0.93	202	1.27	499	3.13	619	3.89
Diluted shares (in millions) [3]
Weighted average shares outstanding		159.1		156.2		157.9		156.1
Dilutive stock options		0.3		1.9		1.1		2.0
Dilutive restricted stock units		0.7		0.9		0.6		0.9
Total diluted shares		160.1		159.0		159.6		159.0
1 See Table 7 for details.
2 The adjusted effective tax rate is 17% and 17% for the three and nine months ended September 30, 2012 and 2011, respectively.
3 Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges (Gains), net:
	Three Months Ended			Nine Months Ended
	June 30,	September 30,		September 30,
(in $ millions)	2012	2012	2011	2012	2011
Employee termination benefits	1	1	5	2	18
Kelsterbach plant relocation	2	3	14	5	43
Plumbing actions	—	(4)	(2)	(4)	(6)
Commercial disputes	—	(2)	7	(2)	(15)
Other	—	—	—	—	(1)
Total	3	(2)	24	1	39

Other Adjustments: [1]
	Three Months Ended			Nine Months Ended
	June 30,	September 30,		September 30,		Income Statement
(in $ millions)	2012	2012	2011	2012	2011	Classification
Business optimization	3	—	2	8	7	Cost of sales / SG&A
Kelsterbach plant relocation	8	(7)	5	4	7	Cost of sales
Plant closures	2	10	2	16	15	Cost of sales / SG&A
(Gain) loss on disposition of assets	—	1	(1)	1	(1)	(Gain) loss on disposition
Write-off of other productive assets	—	—	—	—	(1)	Cost of sales
Commercial disputes	—	—	7	—	7	Cost of sales
Acetate production interruption costs	—	—	—	10	—	Cost of sales
Other	3	4	4	17	7	Various
Total	16	8	19	56	41
Total other charges and other adjustments	19	6	43	57	80
1 These items are included in net earnings but not included in other charges (gains), net.

Table 8
Equity Affiliate Results and Reconciliation of Operating Profit to Affiliate EBITDA -
a Non-U.S. GAAP Measure - Total - Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2012	2011	2012	2011
Net Sales
Affiliates - Asia [1]	431	428	1,295	1,232
Affiliates - Middle East [2]	281	334	965	851
Infraserv Affiliates [3]	457	540	1,402	1,597
Total	1,169	1,302	3,662	3,680
Operating Profit
Affiliates - Asia [1]	55	56	158	151
Affiliates - Middle East [2]	134	163	470	369
Infraserv Affiliates [3]	31	33	91	100
Total	220	252	719	620
Depreciation and Amortization
Affiliates - Asia [1]	19	20	57	57
Affiliates - Middle East [2]	9	8	32	38
Infraserv Affiliates [3]	25	29	78	84
Total	53	57	167	179
Affiliate EBITDA
Affiliates - Asia [1]	74	76	215	208
Affiliates - Middle East [2]	143	171	502	407
Infraserv Affiliates [3]	56	62	169	184
Total	273	309	886	799
Net Income
Affiliates - Asia [1]	37	39	105	103
Affiliates - Middle East [2]	120	145	420	328
Infraserv Affiliates [3]	17	16	65	66
Total	174	200	590	497
Net Debt
Affiliates - Asia [1]	378	134	378	134
Affiliates - Middle East [2]	(94)	(115)	(94)	(115)
Infraserv Affiliates [3]	287	239	287	239
Total	571	258	571	258
1 Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (2012 - 0%, 2011 - 50%). Una SA was divested during the Three Months Ended March 31, 2011.
2 Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

Table 8 (continued)
Equity Affiliate Results and Reconciliation of Proportional Operating Profit to Proportional Affiliate EBITDA - a Non-U.S. GAAP Measure - Celanese Proportional Share - Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2012	2011	2012	2011
Proportional Net Sales
Affiliates - Asia [1]	199	198	597	570
Affiliates - Middle East [2]	70	84	241	213
Infraserv Affiliates [3]	150	178	460	526
Total	419	460	1,298	1,309
Proportional Operating Profit
Affiliates - Asia [1]	26	26	74	71
Affiliates - Middle East [2]	34	41	118	92
Infraserv Affiliates [3]	10	10	30	32
Total	70	77	222	195
Proportional Depreciation and Amortization
Affiliates - Asia [1]	8	9	26	26
Affiliates - Middle East [2]	2	2	8	10
Infraserv Affiliates [3]	8	10	25	28
Total	18	21	59	64
Proportional Affiliate EBITDA
Affiliates - Asia [1]	34	35	100	97
Affiliates - Middle East [2]	36	43	126	102
Infraserv Affiliates [3]	18	20	55	60
Total	88	98	281	259
Equity in Net Earnings of Affiliates (as reported in the Consolidated Statement of Operations)
Affiliates - Asia [1]	18	18	50	48
Affiliates - Middle East [2]	27	34	93	77
Infraserv Affiliates [3]	5	5	20	21
Total	50	57	163	146
Proportional Affiliate EBITDA in Excess of Equity in Net Earnings of Affiliates
Affiliates - Asia [1]	16	17	50	49
Affiliates - Middle East [2]	9	9	33	25
Infraserv Affiliates [3]	13	15	35	39
Total	38	41	118	113
Proportional Net Debt
Affiliates - Asia [1]	171	60	171	60
Affiliates - Middle East [2]	(24)	(29)	(24)	(29)
Infraserv Affiliates [3]	94	79	94	79
Total	241	110	241	110

[1]
Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (2012 - 0%, 2011 - 50%). Una SA was divested during the Three Months Ended March 31, 2011.

[2]	Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).

[3]	Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).